Exhibit 99.1

MAKO Surgical Corp. Reports 2008 Fourth Quarter and Full Year Operating Results

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — March 10, 2009—MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its robotic arm interactive orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as MAKOplasty®, today announced its operating results for the quarter and year ended December 31, 2008.

Recent Business Highlights

MAKOplasty Procedure Volume – During the fourth quarter, 200 MAKOplasty procedures were performed, representing a 26% increase over the third quarter of 2008. During 2008, 601 MAKOplasty procedures were performed and 782 MAKOplasty procedures have been performed since the first procedure in June 2006.

TGS Sales – Four Tactile Guidance System™ (“TGS™”) robotic arm units were installed and customer accepted at commercial sites during the fourth quarter, including the conversion of a non-commercial site. These new sites brought the total number of MAKO’s commercial TGS sites to seventeen as of December 31, 2008.

Product Milestones – During the quarter, MAKO obtained regulatory clearances for the RIO™ Robotic Arm Interactive Orthopedic system (version 2.0 of the TGS) and the RESTORIS MCK MultiCompartmental Knee implant system, both of which are anticipated to be commercially released in the first half of 2009.

Clinical Education – MAKO attended four major orthopedic meetings during the quarter, including the International Society for Technology in Arthroplasty, in Seoul, Korea, where, through the peer-review process, MAKO made three podium and four poster presentations featuring MAKOplasty. Topics discussed included early clinical success demonstrated by MAKOplasty, improved accuracy of the implant placement as evidenced in post-operative radiographic images and the benefits of bone preservation resulting from resurfacing arthroplasty. In addition, Dr. Thomas Coon of St. Elizabeth Community Hospital, in Red Bluff, California, performed a live MAKOplasty procedure on December 1, 2008, which was webcast on OR-Live.

Equity Financing – On October 31, 2008, MAKO closed an equity financing of up to $60 million, with first closing net proceeds of $ 39.7 million, which are anticipated to be used to support the commercialization of the RIO system and the RESTORIS MCK implant system and disposable products, for continuing research and development of future products and for the continuing expansion of operations and working capital to support growth. In January 2009, MAKO received stockholder approval for a potential second closing of an additional $20 million of common stock, along with related warrants, which is conditioned upon the achievement of certain business related milestones before December 31, 2009.

“We are pleased with our operating results for the fourth quarter,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “The 200 MAKOplasty procedures performed by our customers and the addition of four new commercial sites represent a continuation of the strong adoption trends apparent in the first three quarters of the year. In addition, we are gratified that we have received FDA clearance to market our RIO system and RESTORIS MCK implant system, as well as secured access to additional capital to allow for the continued execution of our business plan.”

2008 Fourth Quarter Financial Review

Revenue was $1.0 million in the fourth quarter of 2008 compared to $0.4 million in the fourth quarter of 2007, primarily generated from the 200 MAKOplasty procedures performed in the quarter. Additionally, deferred revenue increased to $11.6 million as of December 31, 2008, of which $2.7 million was generated during the fourth quarter, primarily as a result of the sale and customer acceptance of four TGS units during the quarter.

Operating expenses were $10.9 million in the fourth quarter of 2008 compared to $7.7 million in the fourth quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the TGS and RIO system and MAKOplasty implant products, as well as ongoing research and development relating to future products. Additionally, general and administrative costs increased as MAKO continued to build infrastructure to support growth and incurred costs associated with operating as a public company.

Net loss attributable to common stockholders for the three months ended December 31, 2008 was $10.8 million, including non-cash stock-based compensation expense of $655,000, or $(0.48) per basic and diluted share, based on average basic and diluted shares outstanding of 22.5 million. This net loss compares to a net loss attributable to common stockholders for the same period in 2007 of $8.4 million, including non-cash stock-based compensation expense of $478,000, or $(4.53) per basic and diluted share, based on average basic and diluted shares outstanding of 1.8 million.

Cash, cash equivalents and short-term investments were $63.6 million as of December 31, 2008, compared to $12.7 million as of December 31, 2007. Included in short-term investments as of December 31, 2008 was $1.0 million par value of variable auction rate securities that had experienced failed auctions in 2008, limiting the liquidity of these securities. In January 2009, all of MAKO’s outstanding auction rate securities were redeemed at par value either by the issuing fund or MAKO’s investment firm.

2008 Full Year Financial Review

For the year ended December 31, 2008, revenue was $2.9 million, primarily generated from MAKOplasty procedures. Additionally, deferred revenue increased to $11.6 million at December 31, 2008 of which $8.2 million was generated during the year, primarily as a result of the sale and customer acceptance of twelve TGS units during the year. The net loss attributable to common stockholders for 2008 was $37.6 million, including non-cash stock-based compensation expense of $3.3 million, or $(2.20) per basic and diluted share, based on average basic and diluted shares outstanding of 17.1 million, compared to a net loss attributable to common stockholders for 2007 of $24.3 million, including non-cash stock-based compensation expense of $1.2 million, or $(14.75) per basic and diluted share, based on average basic and diluted shares outstanding of 1.6 million. Additionally, net loss attributable to common stockholders included non-cash charges for accretion and dividends on preferred stock of $0.6 million and $3.7 million for 2008 and 2007, respectively, which ceased upon the conversion of the preferred stock into common stock upon the closing of MAKO’s initial public offering during the first quarter of 2008.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its fourth quarter and year-end results. To listen to the conference call, please dial 888-677-8749 for domestic callers and 913-312-1269 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its robotic-arm interactive orthopedic surgical platform and its proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures. The RIO™ Robotic Arm Interactive Orthopedic system is a surgeon-interactive, tactile platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing implants through a minimal incision. The FDA-cleared RIO system allows surgeons to provide a precise, consistently reproducible tissue-sparing, bone resurfacing procedure called MAKOplasty® to a large, yet underserved patient-specific population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 licensed or owned patents and patent applications relating to the areas of computer assisted surgery, haptics, robotics and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

The foregoing discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes appearing in our filings with the Securities Exchange Commission. This report contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Examples of such statements include, but are not limited to, statements about the timing and number of planned new product introductions, market acceptance of the MAKOplasty solution, the future availability of implants and components of our Tactile Guidance System, or TGS, and our RIO Robotic Arm Interactive Orthopedic, or RIO, system, from third-party suppliers, including single source suppliers, the anticipated adequacy of our capital resources to meet the needs of our business, our ability to sustain, and our goals for, sales and earnings growth and our success in achieving timely approval or clearance of products with domestic and foreign regulatory entities. These statements are based on the current estimates and assumptions of our management as of the date of this report and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond our ability to control or predict. Such factors, among others, may have a material adverse effect on our business, financial condition and results of operations and may include the potentially significant impact of a further economic downturn on the ability of our customers to secure adequate funding to buy our products or cause our customers to delay a purchasing decision, changes in competitive conditions and prices in our markets, unanticipated issues relating to product launches, particularly the launch of our RIO system, decreases in sales of our principal product lines, increases in expenditures related to increased governmental regulation of our business, unanticipated issues in securing regulatory clearance or approvals for upgrades or changes to our products, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop and market our products. These and other risks are and shall be described in greater detail under Item 1A, Risk Factors, of our current and pending Form 10-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO™,” “Tactile Guidance System™” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenue	$965	$415	$2,944	$771
Cost of revenue	1,235	291	3,446	583
Gross profit (loss)	(270)	124	(502)	188
Operating costs and expenses:
Selling, general and administrative	7,126	4,346	23,158	12,042
Research and development	3,266	2,924	12,472	8,269
Depreciation and amortization	498	382	1,828	1,297
Total operating costs and expenses	10,890	7,652	37,458	21,608
Loss from operations	(11,160)	(7,528)	(37,960)	(21,420)
Interest and other income	346	213	988	1,073
Interest and other expenses	―	(82)	(110)	(311)
Net loss	$(10,814)	$(7,397)	$(37,082)	$(20,658)
Net loss attributable to common stockholders	$(10,814)	$(8,380)	$(37,647)	$(24,318)
Net loss per basic and diluted share attributable to common stockholders	$(0.48)	$(4.53)	$(2.20)	$(14.75)
Basic and diluted weighted average common shares outstanding	22,546	1,849	17,096	1,649

Selected Balance Sheet Data (unaudited)
(in thousands)	December 31, 2008	December 31, 2007

Cash and cash equivalents	$62,547	$9,615
Short-term investments	1,077	3,084
Deferred cost of revenue	3,608	926
Total assets	86,533	29,190

Deferred revenue	11,589	3,361
Long-term debt	―	―
Redeemable convertible preferred stock	―	59,487
Additional paid-in capital	146,607	―
Accumulated deficit	(80,172)	(42,843)
Total stockholders’ equity (deficit)	66,514	(42,837)

CONTACT:

Investors:

MAKO Surgical Corp.

Susan M. Verde

954-927-2044 x349

sverde@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

mark.klausner@westwicke.com

Source: MAKO Surgical Corp.